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Exhibit 23.8

Consent of Robert R. Lusardi

        I hereby consent to the use of my name in the Registration Statement on form S-1 (No. 333-136287) of OneBeacon Insuarnce Group, Ltd. and any amendment thereto (including any Registration Statement for the same offering that is to be effective under Rule 462(b) of the Securities Act of 1933), as the same appears therein under the captions "Management—Directors and Executive Officers" with respect to my becoming a director of OneBeacon Insurance Group, Ltd. upon consummation of its initial public offering.

/S/ ROBERT R. LUSARDI Robert R. Lusardi Spetember 20, 2006

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Consent of Robert R. Lusardi